Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 24, 2022, with respect to the consolidated balance sheets of Cushman & Wakefield plc and subsidiaries as of December 31, 2021 and December 31, 2020, the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2021, incorporated herein by reference.

/s/ KPMG LLP

Chicago, Illinois

June 28, 2022